EXHIBIT 5.1

[Eilenberg Krause & Paul LLP]

September 25, 2007

Acorn Factor, Inc.
4 West Rockland Road
Montchanin, Delaware 19710

Re:	Registration Statement on Form S-1, Registration No. 333-143421

Ladies and Gentlemen:

We have acted as counsel to Acorn Factor, Inc. (formerly Data Systems & Software Inc.), a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1, Registration No. 333-143421 (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of 2,446,319 shares (the “Shares”) of its common stock, $0.01 par value per share, which may be sold by the selling stockholders named in the prospectus included in the Registration Statement. Of the Shares being registered, 1,812,061 Shares are issuable upon conversion of debentures (the “Debentures”) and 634,258 Shares are issuable upon the exercise of warrants (the “Warrants”). This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation and By-laws, both as amended and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that (i) the Shares underlying the Debentures will be, when the Debentures have been converted and the underlying Shares have been issued in accordance with the terms of the Debentures, validly issued, fully paid and non-assessable and (ii) the Shares underlying the Warrants will be, when the Warrants have been exercised and the underlying Shares have been issued in accordance with the terms of the Warrants, validly issued, fully paid and non-assessable.

Our opinion is limited to the applicable provisions of the Delaware Constitution and the General Corporation Law of the State of Delaware (“Delaware Law”), judicial decisions interpreting Delaware Law, and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus that forms a part thereof.

Very truly yours,

/s/ Eilenberg Krause & Paul LLP